UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 15, 2005

WILSON BROTHERS USA, INC.
(Exact name of registrant as specified in its charter)

Illinois	000-51095	56-1574463
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

1072 U.S. Highway 175
Kaufman, Texas	75142
(Address of principal executive offices)	(Zip Code)

(972) 962-5484
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On December 16, 2005, Numo Manufacturing, Inc. (“Numo”), a wholly-owned subsidiary of Wilson Brothers USA, Inc. (the “Company”), together with the Company, and certain other subsidiaries of the Company (the “Affiliates”), completed a loan transaction enabling Numo to repay and restructure certain of its existing indebtedness and providing additional working capital for Numo (the “Loan Transaction”).

The material agreements relating to the Loan Transaction include the Loan and Security Agreement, dated December 15, 2005 (the “Loan Agreement”), by and among Numo, the Company, the Affiliates and Triangle Mezzanine Fund , LLLP (“Triangle”), Oberlin Capital, L.P. (“Oberlin”), and Jeffrey Buckalew (“Buckalew,” together with Triangle and Oberlin, the “Lenders”), the Senior Subordinated Debentures, dated December 15, 2005 (the “Debentures”), issued to the Lenders in the aggregate amount of $3,200,000, the Guaranty, dated as of December 15, 2005, from the Company and each Affiliate, benefiting the Lenders (the “Guaranty”), the Security Agreement, dated December 15, 2005, between Triangle, as agent for the Lenders, the Company, and the Affiliates (the “Security Agreement”), the Pledge and Irrevocable Proxy Agreement, dated December 15, 2005, between the Company and the Lenders (the “Pledge Agreement”), the Investor Rights Agreement, dated December 15, 2005, between Numo, the Company (as stockholder of Numo) and the Lenders (the “Investor Rights Agreement”), and the Subordination and Intercreditor Agreement, dated December 15, 2005 (the “Intercreditor Agreement”), among the Lenders, Numo, the Company, the Affiliates and FCC, LLC, d/b/a First Capital (“First Capital”). In addition, Numo also issued each Lender two separate warrants to purchase shares of its common stock (the “Warrants”). As discussed in more detail below in Item 1.02 of this report, Oberlin and Buckalew had outstanding promissory notes from the Company that were cancelled and/or repaid as part of the Loan Transaction. The material terms of the agreements relating to the Loan Transaction, including the Intercreditor Agreement (defined below), are described in Item 2.03 of this report, which is incorporated by reference into this Item 1.01.

Item 1.02 Termination of a Material Definitive Agreement.

Numo used a portion of the proceeds from the Loan Transaction to repay that certain Variable Rate-Installment Note, dated November 23, 2005, between Numo and Comerica Bank (“Comerica,” and such note, the “Installment Note”) and the Variable Rate-Single Payment Note, dated November 23, 2005, between Numo and Comerica (the “Single Payment Note”). The Installment Note and the Single Payment Note (together, the “Comerica Loans”) were terminated as a result of full payment of the outstanding principal balance, accrued interest, and fees on all of the outstanding obligations to Comerica on December 16, 2005. In connection with the repayment of the Comerica Loans, Comerica has agreed to provide Numo a release of lien, releasing that certain Deed of Trust, Security Agreement and Assignment of Rents entered into with Comerica as of November 23, 2005 which granted Comerica a third priority security interest with respect to all of Numo’s property, including without limitation, its land, contracts, leases and rents.

Pursuant to the terms of the Loan Agreement, the Company cancelled that certain promissory note dated as of September 10, 2005 owed to Oberlin, in the original principal amount of $300,000, and $200,000 of the total principal amount of an outstanding promissory note for $300,000 owed to Buckalew (together, the “Cancelled Notes”). In addition, Numo and the Company also used a portion of the proceeds from the Loan Transaction to repay the remaining $100,000, plus accrued interest and fees, outstanding on the Buckalew Cancelled Note. The proceeds from the Loan Transaction were also used to repay and cancel two outstanding promissory notes in the aggregate principal amount of $300,000, plus accrued interest and fees, issued by the Company to John E. Hicks, the father of Michael H. Hicks, President of Numo and two outstanding promissory notes in the aggregate principal amount of $125,000, plus accrued interest and fees, issued by the Company to David Stedman, a current member of the Company's Board of Directors (collectively with the Cancelled Notes, the “Company Debt”).

No early termination penalties were incurred in connection with the repayment of the Comerica Loans or the Company Debt.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The indebtedness established by the Loan Transaction consists of the three Debentures in the aggregate amount of $3,200,000. Proceeds from Loan Transaction were used by Numo to repay the Comerica Loans and Company Debt, as discussed above in Item 1.02 of this report, to pay expenses related to the Loan Transaction and to fund Numo’s working capital.

The material terms of the Loan Agreement, the Debentures and other material contracts relating to the Loan Transaction are as follows:

Loan Agreement. The Loan Agreement provides for the issuance and sale by Numo, and purchase by each Lender, of the Debentures. Numo also granted to Lenders a security interest in all of its assets, which, pursuant to the terms of the Intercreditor Agreement, is subordinate to Numo’s $3,500,000 revolving line of credit and $250,000 term loan with First Citizens (the “Senior Indebtedness”). The Loan Agreement contains various representations and warranties and affirmative and negative covenants including, among others, covenants relating to use of proceeds, financial reporting, maintenance of financial ratios, incurrence of additional indebtedness, liens or guarantees, sale or disposition of assets or capital stock, change in control transactions, investments, transactions with affiliates, amendments to charter documents, the payment of dividends and the repurchase or redemption of its capital stock and the obligation to obtain and maintain a key-man life insurance policy on the life of Michael Hicks, Numo’s President, in the amount of $3,200,000 and to provide the Lenders a security interest in such policy. The Loan Agreement also provides for customary Events of Default, as defined therein, including, among other things, failure to pay any principal or interest when due, certain defaults upon other outstanding indebtedness, failure to comply with certain covenants, and certain insolvency or receivership events affecting Numo, the Company or the Affiliates. In addition to other available remedies, upon an event of default, Lenders can, without demand or notice, declare all amounts owing under the Debentures immediately due and payable and exercise their respective rights as a secured party, including without limitation, foreclosure on the collateral, subject to the terms of the Intercreditor Agreement.

Debentures. The Debentures were issued and sold as follows:

Lender	Amount

Triangle	$2,700,000
Oberlin	$300,000
Buckalew	$200,000
Total	$3,200,000

The Debentures call for interest to be paid on the outstanding principal amount, on the last day of each month at the rate of 13% per annum, commencing on December 31, 2005 and continuing until December 15, 2010, the maturity date. Upon the occurrence of any Event of Default (as defined in the Loan Agreement), at the option of holder of the Debenture and without notice to Numo, all accrued and unpaid interest, if any, will be added to the outstanding principal balance, and the entire outstanding principal balance, as so adjusted, will bear interest thereafter until such default is cured at an annual rate equal to nineteen percent (19%) or, if lower, the maximum rate of interest permissible under applicable law. All such interest will be paid at the time of and as a condition precedent to the curing of any such Event of Default.

Other Material Contracts. Pursuant to the terms of the Guaranty and of the Security Agreement, the Company and the Affiliates each unconditionally guaranteed Numo’s obligations under the Loan Agreement and granted and pledged to the Lenders a security interest in all of its right, title and interest in, to and under its property. In addition, pursuant to the terms of the Pledge Agreement, the Company has agreed to grant a continuing security interest in its shares of capital stock of Numo (the “Pledged Capital Stock”) and all of its rights and privileges with respect to the Pledged Capital Stock, and all income and profits thereon, and all interest, dividends and other payments and distributions with respect thereto, and all proceeds of the foregoing to secure the obligations of Numo under the Loan Agreement and the Debentures. Following the occurrence and during the continuance of an Event of Default (as defined in the Loan Agreement), after payment in full of all Senior Indebtedness and termination of all commitments to provide Senior Indebtedness, the Lenders may, in their sole discretion, cause any or all of the Pledged Capital Stock to be transferred of record into the name of the Lenders or their nominees.

Pursuant to the terms of the Investor Rights Agreement, the Company (as sole stockholder of Numo) agreed to certain co-sale restrictions and Numo granted the Lenders piggyback registration rights and certain rights of first refusal with respect to certain future security offerings.

In connection with the Loan Agreement, Numo entered into certain other agreements with the Lenders, including, without limitation, an observation rights letter, pursuant to which Numo granted Triangle and one guest of Triangle board observation rights, and has agreed to enter into a deed of trust, which will grant the Lenders a third priority security interest with respect to all of its real property and its manufacturing plant.

In addition, Numo also issued each Lender the Warrants to purchase shares of its common stock. The Warrants give the Lenders the right to acquire up to 22% of Numo’s capital stock in the aggregate, subject to certain adjustments contained therein. Each of the Warrants is exercisable on or at any time after the earlier of (a) the date that the indebtedness evidenced by the Debenture has been paid in full or (b) the date that an Event of Default (as defined in the Loan Agreement) has occurred and such failure remains uncured for a period of sixty days, up to and including the tenth anniversary of the date of issuance at an exercise price of $0.01 per share. The Warrants include a put option, pursuant to which Numo granted and issued to the holder of each Warrant the right and option to sell to Numo all or less than all of the Warrant, and any shares of Common Stock acquired by the holder as a result of the exercise of the Warrant (the “Put”), at any time after the earlier of (i) the fifth anniversary of the date of issuance (or such earlier date when the Debenture has been paid in full, if then permitted by applicable regulations of the SBA), (ii) an IPO (as defined in the Debenture), (iii) an Event of Default (as defined in the Loan Agreement), or (iv) a Change in Control (as defined in the Loan Agreement), at a purchase price defined in the Warrant based upon Numo’s capitalization and certain financial factors. The Put expires on the tenth anniversary of the date of issuance of each Warrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILSON BROTHERS USA, INC.

Date: December 21, 2005	By:	/s/ James R. Emmons
James R. Emmons
Chief Accounting Officer